SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 Under the Securities Exchange Act of 1934


                         The Learning Company, Inc.
                              (Name of Issuer)


                  Common Stock, par value $0.01 per share
                       (Title of Class of Securities)


                                522008 10 1
                               (CUSIP Number)



  ANTHONY J. DINOVI                    MARK E. NUNNELLY                PAUL J. ZEPF
 THOMAS H. LEE COMPANY               BAIN CAPITAL, INC.       CENTRE PARTNERS MANAGEMENT LLC
   75 STATE STREET                     TWO COPLEY PLACE       30 ROCKEFELLER PLAZA, STE. 5050
BOSTON, MASSACHUSETTS 02109      BOSTON, MASSACHUSETTS 02116      NEW YORK, NEW YORK 10020
    (617) 227-1050                     (617) 572-3000                (212) 332-5800
-----------------------------------------------------------------------------------------------


               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                              December 5, 1997
                       (Date of Event which Requires
                         Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
      (4), check the follow ing box [ ].



                                 SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas H. Lee Equity Fund III, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         7,846,840 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            7,846,840 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,846,840 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            14.0%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas H. Lee Foreign Fund III, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         485,540 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            485,540 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 485,540 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.0%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                            SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THL Equity Advisors III Limited Partnership
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         8,332,380 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            8,332,380 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,332,380 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            14.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                            SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THL Equity Trust III
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         8,332,380 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            8,332,380 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,332,380 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            14.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  OO
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THL-CCI Investors Limited Partnership
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  00
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         471,700 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            471,700 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 471,700 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.0%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  THL Investment Management Corp.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         471,700 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            471,700 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 471,700 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.0%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  CO
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  David V. Harkins
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        58,600 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                          6,520 (See Item 5)
             EACH                  __________________________________
           REPORTING                 (9) SOLE DISPOSITIVE POWER PERSON
             WITH                           58,600 (See Item 5)
                                   ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                             6,520 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,120 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.1%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The 1995 Harkins Gift Trust
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        6,520 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          6,520 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,520 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  OO
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Meetinghouse Foundation, Inc.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        20,340 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          20,340 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,340 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.04%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Scott A. Schoen
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        39,080 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          39,080 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,080 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.08%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  C. Hunter Boll
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        39,080 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          39,080 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,080 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.08%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Scott M. Sperling
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        32,560 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          32,560 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,560 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.07%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Anthony J. DiNovi
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        32,560 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          32,560 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,560 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.07%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Thomas M. Hagerty
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        32,560 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          32,560 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,560 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.07%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Warren C. Smith, Jr.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        32,560 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          32,560 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,560 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.07%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Seth W. Lawry
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        9,760 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          9,760 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,760 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.02%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joseph J. Incandela
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        8,140 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          8,140 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,140 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.02%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kent R. Weldon
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        4,880 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          4,880 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,880 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Terrence M. Mullen
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Todd M. Abbrecht
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Wendy L. Masler
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Andrew D. Flaster
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8) SHARED VOTING POWER
           OWNED BY                         1,220 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9) SOLE DISPOSITIVE POWER PERSON
             WITH                           1,220 (See Item 5)
                                   ___________________________________

                                    (10)  SHARED DISPOSITIVE POWER
                                            1,220 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Resources Trust Co. FBO. Andrew D. Flaster
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  N/A
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         1,220 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            1,220 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  First Trust Co. FBO Kristina A. Watts
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  N/A
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Andrew T. Mulderry
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                           1,220 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  George R. Taylor
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                           1,220 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles W. Robins
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                           2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  James Westra
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles A. Brizius
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        2,440 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          2,440 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.01%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jeffrey B. Kovach
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          1,220 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Anjan Mukherjee
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          1,220 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles S. Woo
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF                        1,220 (See Item 5)
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON                          1,220 (See Item 5)
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER

     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.003%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
      -----------------------------------------------------------------



                               SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bain Capital Fund V, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         596,940 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           596,940 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 596,940 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.2%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bain Capital Fund V-B, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       1,554,440 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                          1,554,440 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,554,440 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            3.1%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bain Capital Partners V, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         2,151,380 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            2,151,380 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,151,380 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            4.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bain Capital Investors V, Inc.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         2,151,380 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            2,151,380 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,151,380 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            4.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  CO
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  BCIP Associates, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        759,720 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           759,720 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 759,720 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.6%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  BCIP Trust Associates, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       137,700 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           137,700 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,700 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  W. Mitt Romney
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        3,414,640 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            3,414,640 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,414,640 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            6.6%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Joshua Bekenstein
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        897,420 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           897,420 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 897,420 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
           1.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  IN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Brookside Capital Partners Fund, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  00
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        365,840 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           365,840 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 365,840 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Brookside Capital Partners, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        365,840 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           365,840 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 365,840 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Brookside Capital Investors, Inc.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                        365,840 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           365,840 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 365,840 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  CO
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Capital Investors II, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       746,880 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                          746,880 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 746,880 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            1.5%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Capital Tax-Exempt Investors II, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       243,040 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                           243,040 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 243,040 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.5%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Capital Offshore Investors II, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       149,840 (See Items)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                          149,840 (See Items)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,840 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Partners II, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         1,139,760 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            1,139,760 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,139,760 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            2.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Partners Management LLC
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         2,273,960 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            2,273,960 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,273,960 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            4.5%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  State Board of Administration of Florida
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                       1,134,200 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                          1,134,200 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,200 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            2.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Parallel Management Partners, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  00
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         1,145,660 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            1,145,660 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,145,660 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            2.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Partners Coinvestment, L.P.
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  OO
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         153,600 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            153,600 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,600 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            0.3%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  PN
     -----------------------------------------------------------------



                             SCHEDULE 13D

     CUSIP No. 522008 10 1
     -----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Centre Partners II LLC
     -----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
     -----------------------------------------------------------------
     (3)  SEC USE ONLY

     -----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                  N/A
     -----------------------------------------------------------------
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ( )

     ------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
     -----------------------------------------------------------------
                                     (7) SOLE VOTING POWER
           NUMBER OF
            SHARES                 ___________________________________
         BENEFICIALLY                (8)  SHARED VOTING POWER
           OWNED BY                         2,439,020 (See Item 5)
             EACH                  ___________________________________
           REPORTING                 (9)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                  ___________________________________
                                    (10)  SHARED DISPOSITIVE POWER
                                            2,439,020 (See Item 5)
     -----------------------------------------------------------------
     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,439,020 (See Item 5)
     -----------------------------------------------------------------
     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
          SHARES ( )

     -----------------------------------------------------------------
     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            4.8%
     -----------------------------------------------------------------
     (14) TYPE OF REPORTING PERSON

                  00
     -----------------------------------------------------------------



            ITEM 1.     SECURITY AND ISSUER.

            The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Common Stock"), of The Learning Company, Inc. ("TLC" or the "Company"). The principal executive offices of TLC are located at One Athenaeum Street, Cambridge, Massachusetts 02142.


            ITEM 2.     IDENTITY AND BACKGROUND.

(a) - (c) and (f)

            This statement is being jointly filed by the following persons (collectively, the "Reporting Persons") pursuant to Rule
13d-(1)(f) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"):

      (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), by virtue of its direct benefi-cial ownership of 392,342 shares of Series A Convertible Parti-cipating Preferred Stock, par value $.01 per share, of the Company ("Preferred Stock").

      (2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership ("Foreign Fund III"), by virtue of its direct benefi-cial ownership of 24,277 shares of Preferred Stock;

      (3) THL Equity Advisors III Limited Partnership, a
      Massachusetts limited partnership ("Advisors III"), as sole general partner of Equity Fund III and Foreign Fund III;

      (4) THL Equity Trust III, a Massachusetts business trust ("Trust III"), as sole general partner of Advisors III;

      (5) THL-CCI Limited Partnership, a Massachusetts Limited Part-nership ("THL-CCI"), by virtue of its direct beneficial ownership of 23,585 shares of Preferred Stock;

      (6) THL Investment Management Corp., a Massachusetts corporation ("THL Investment"), as sole general partner of THL-CCI;

      (7) The persons or entities listed on Schedule I to this Schedule 13D (the "Additional Lee Investors" and, together with Equity Fund III, Foreign Fund III, Advisors III, Trust III, THL-CCI and THL Investment, the "Lee Reporting Persons"), by virtue of their direct beneficial ownership of an aggregate of 17,113 shares of Preferred Stock;

      (8) Bain Capital Fund V, L.P., a Delaware limited partnership ("BCF-V"), by virtue of its direct beneficial ownership of 29,847 shares of Preferred Stock;

      (9) Bain Capital Fund V-B, L.P., a Delaware limited partnership ("BCF-V-B"), by virtue of its direct beneficial ownership of 77,722 shares of Preferred Stock;

      (10) Bain Capital Partners V, L.P., a Delaware limited partnership ("BCP"), as sole general partner of BCF-V and BCF-V-B;

      (11) Bain Capital Investors V, Inc., a Delaware corporation
      ("BCI"), as sole general partner of BCP;

      (12) BCIP Associates, L.P., a Delaware limited partnership
      ("BCIP"), by virtue of its direct beneficial ownership of 37,986 shares of Preferred Stock;

      (13) BCIP Trust Associates, L.P., a Delaware limited partnership ("BCIPT"), by virtue of its direct beneficial ownership of 6,885 shares of Preferred Stock;

      (14) W. Mitt Romney, an individual ("Mr. Romney"), as sole shareholder of BCI and Brookside Investors (as defined below) and as a member of the Management Committee of BCIP and BCIPT;

      (15) Joshua Bekenstein, an individual ("Mr. Bekenstein"), as a member of the Management Committee of BCIP and BCIPT;

      (16) Brookside Capital Partners Fund, L.P., a Delaware limited partnership ("Brookside Fund"), by virtue of its direct beneficial ownership of 18,292 shares of Preferred Stock;

      (17) Brookside Capital Partners, L.P., a Delaware limited partnership ("Brookside Partners"), as sole general partner of Brookside Fund;

      (18) Brookside Capital Investors, Inc., a Delaware corporation ("Brookside Investors" and, together with BCF-V, BCF-V-B, BCP, BCI, BCIP, BCIPT, Mr. Romney, Mr. Bekenstein, Brookside Fund and Brookside Partners, the "Bain Reporting Persons"), as sole general partner of Brookside Partners;

      (19) Centre Capital Investors, II, L.P., a Delaware limited partnership ("CCI"), by virtue of its direct beneficial ownership of 37,344 shares of Preferred Stock;

      (20) Centre Capital Tax-Exempt Investors II, L.P., a Delaware limited partnership ("CCTI"), by virtue of its direct beneficial ownership of 12,152 shares of Preferred Stock;

      (21) Centre Capital Offshore Investors II, L.P., a Bermuda limited partnership ("CCOI"), by virtue of its direct beneficial ownership of 7,492 shares of Preferred Stock;

      (22) Centre Partners II, L.P., a Delaware limited partnership ("CPLP"), as sole general partner of each of CCI, CCTI and CCOI;

      (23) Centre Partners Management LLC, a Delaware limited liability company ("CPM"), as manager of CPLP and CPMP (in its capacity as manager for certain funds of Florida Board);

      (24) State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida ("Florida Board"), by virtue of its direct beneficial ownership of 56,710 shares of Preferred Stock;

      (25) Centre Parallel Management Partners, L.P., a Delaware limited partnership ("CPMP"), by virtue of its direct beneficial ownership of 573 shares of Preferred Stock and as the manager for certain funds of Florida Board;

      (26) Centre Partners Coinvestment, L.P., a Delaware limited partnership ("CPC"), by virtue of its direct beneficial ownership of 7,680 shares of Preferred Stock; and

      (27) Centre Partners II LLC, a Delaware limited liability company ("CPLLC" and, together with CCI, CCTI, CCOI, CPLP, CPM, Florida Board, CPMP and CPC, the "Centre Reporting Persons"), as sole general partner of CPMP, CPC and CPLP.

            The Reporting Persons have entered into a Joint Filing Agreement dated December 12, 1997, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Exchange Act.

            The address of each of the Lee Reporting Persons, other than certain Additional Lee Investors as indicated on Schedule 1 hereto, is c/o Thomas H. Lee Company ("THL Co."), 75 State Street, Boston,
Massachusetts 02109.

            The address of each of the Bain Reporting Persons is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.

            The address of each of the Centre Reporting Persons is c/o Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New
York 10020.

            Each of Equity Fund III, Foreign Fund III and THL-CCI are principally engaged in the business of investing in securities. Advisors III is principally engaged in the business of serving as general partner of Equity Fund III and Foreign Fund III. Trust III is principally engaged in the business of serving as general partner of Advisors III. THL Investment is principally engaged in the business of serving as general partner of THL-CCI. The Additional THL Investors, other than certain Additional Lee Investors as indicated on Schedule 1 hereto, are employed by THL Co.

            Attached as Schedule II-A to this Schedule 13D is information concerning the Lee Reporting Persons and other persons as to which such information is required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D.

            Each of BCF-V, BCF-V-B, BCIP, BCIPT and Brookside Fund are principally engaged in the business of investing in securities. BCP is principally engaged in the business of serving as general partner of each of BCF-V and BCF-V-B. BCI is principally engaged in the business of serving as general partner of BCP. Mr. Romney is principally engaged in the business of serving as sole shareholder of BCI and Brookside Investors and as a member of the Management Committee of BCIP and BCIPT. Mr. Bekenstein is principally engaged in the business of serving as a member of the Management Committee of BCIP and BCIPT. Brookside Partners is principally engaged in the business of serving as general partner of Brookside Fund. Brookside Investors is principally engaged in the business of serving as general partner of Brookside Partners.

            Attached as Schedule II-B to this Schedule 13D is information concerning the Bain Reporting Persons and other persons as to which such information is required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D.

            Each of CCI, CCTI, CCOI, CPMP and CPC are principally engaged in the business of investing in securities. CPMP is also engaged in the business of serving as a manager for certain funds of Florida Board. Florida Board is engaged principally in investing certain funds on behalf of the State of Florida. CPLP is principally engaged in the business of serving as general partner of each of CCI, CCTI and CCOI. CPLLC is principally engaged in the business of serving as general partner of CPMP, CPC and CPLP. CPM is principally engaged in the business of serving as manager of CPLP and CPMP (in its capacity as manager for certain funds of Florida Board).

            Attached as Schedule II-C to this Schedule 13D is information concerning the Centre Reporting Persons and other persons as to which such information is required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D.

(d) None of the Reporting Persons or any of their executive officers, directors or trustees have been convicted in a criminal proceeding (exclud ing traffic violations or similar misdemeanors) during the last five years.

(e) None of the Reporting Persons or any of their executive officers, directors or trustees have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the last five years as a result of which any such persons was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            Pursuant to a Securities Purchase Agreement dated as of August 26, 1997, as amended as of September 16, 1997 (the "Lee Purchase Agreement"), a copy of which is attached hereto as Exhibit B-1 and is incorpo rated herein by reference, by and among TLC, Equity Fund III, Foreign Fund III and THL Co. (Equity Fund III, Foreign Fund III and THL Co. are collectively referred to as the "Lee Purchasers"), TLC agreed to sell to the Lee Purchasers an aggregate of 457,317 shares of Preferred Stock in exchange for (i) the surrender of TLC's 5 1/2%
Senior Convertible/Exchangeable Notes due 2000 (the "Notes") in an aggregate principal amount of $91,463,400 and (ii) a cash payment by TLC to the Lee Purchasers in an aggregate amount equal to approximately $489,075. As of December 4, 1997, THL Co. assigned its rights and obligations under the Lee Purchase Agreement to THL-CCI and the Additional Lee Investors (such persons and entities shall hereinafter, unless the context otherwise requires, also be referred to as the Lee Purchasers and THL Co. shall hereinafter, unless the context otherwise requires, not be referred to as a Lee Purchaser). The Preferred Stock held by the Lee Purchasers is currently convertible into 9,146,340 shares of Common Stock.

            Pursuant to a Securities Purchase Agreement dated as of August 26, 1997, as amended as of September 16, 1997 (the "Bain Purchase Agreement"), a copy of which is attached hereto as Exhibit B-2 and is incorpo rated herein by reference, by and among TLC, BCF-V, BCF-V-B, BCIP and BCIPT (BCF-V, BCF-V-B, BCIP and BCIPT are collectively referred to as the "Bain Purchasers"), TLC agreed to sell to the Bain Purchasers an aggregate of 170,732 shares of Preferred Stock in exchange for (i) the surrender of Notes in an aggregate principal amount of $34,146,400 and
(ii) a cash payment by TLC to the Bain Purchasers in an aggregate amount equal to approximately $182,588. As of December 4, 1997, BCF-V assigned certain of its rights and obligations under the Bain Purchase Agreement to Brookside Fund (Brookside Fund shall hereinafter, unless the context otherwise requires, also be referred to as a Bain Purchaser). The Preferred Stock held by the Bain Purchasers is currently convertible into 3,414,640 shares of Common Stock.

            Pursuant to a Securities Purchase Agreement dated as of August 26, 1997, as amended as of September 16, 1997 (the "Centre Purchase Agreement" and, together with the Lee Purchase Agreement and the Bain Purchase Agreement, the "Purchase Agreements"), a copy of which is attached hereto as Exhibit B-3 and is incorporated herein by reference, by and among TLC, CCI, CCTI, CCOI, Florida Board, CPMP and CPC (CCI, CCTI, CCOI, Florida Board, CPMP and CPC are collectively referred to as the "Centre Purchasers" and, together with the Lee Purchasers and the Bain Purchasers, the "Purchasers"), TLC agreed to sell to the Centre Purchasers an aggregate of 121,951 shares of Preferred Stock in exchange for (i) the surrender of Notes in an aggregate principal amount of $24,390,200 and (ii) a cash payment by TLC to the Centre Purchasers in an aggregate amount equal to approximately $130,420. The Preferred Stock held by the Centre Purchasers is currently convertible into 2,439,020 shares of Common Stock.

            The Purchasers acquired the Notes pursuant to a Securities Purchase Agreement dated as of August 26, 1997 (the "Tribune Purchase Agreement"), a copy of which is attached hereto as Exhibit C and is incorporated herein by reference, by and among Tribune Company, the Lee Purchasers (including THL Co. but excluding THL-CCI and the Additional Lee Investors), the Bain Purchasers (excluding Brookside Fund) and the Centre Purchasers. Pursuant to the Tribune Purchase Agreement, the Lee Purchas ers, Bain Purchasers and Centre Purchasers agreed to pay an aggregate of $123 million ($75 million, $28 million and $20 million, respectively) to Tribune Company in exchange for Notes in an aggregate principal amount of $150 million.

            Of the $75 million paid by the Lee Purchasers to purchase the Notes, the following amounts were paid by each of the Lee Purchasers: (i) approximately $64.34 million by Equity Fund III; (ii) approximately $3.98 million by Foreign Fund III; (iii) approximately $3.87 million by THL-CCI; and (iv) approximately $2.81 million by the Additional Lee Investors. The Lee Purchasers (other than the Additional Lee Investors) obtained funds to purchase the Notes through capital contributions from their investors. The Additional Lee Investors obtained funds to purchase the Notes from their personal accounts.

            Of the $28 million paid by the Bain Purchasers to purchase the Notes, the following amounts were paid by each of the Bain
Purchasers: (i) approximately $4.89 million by BCF-V; (ii) approximately $12.75 million by BCF-V-B; (iii) approximately $6.23 million by BCIP;
(iv) approximately $1.13 million by BCIPT; and (v) approximately $3.0 million by Brookside Fund. The Bain Purchasers obtained funds to purchase the Notes through capital contributions from their investors.

            Of the $20 million paid by the Centre Purchasers to purchase the Notes, the following amounts were paid by each of the Centre
Purchasers: (i) approximately $6.12 million by CCI; (ii) approximately $1.99 million by CCTI; (iii) approximately $1.23 million by CCOI; (iv) approximately $9.30 million by Florida Board; (v) approximately $0.09 million by CPMP; and (vi) approximately $1.26 million by CPC. The Centre Purchasers obtained funds to purchase the Notes through capital contributions from their investors.

            ITEM 4.     PURPOSE OF TRANSACTION.

            Each of the Purchasers acquired the securities of TLC for investment purposes, but retains the right to change its investment intent. Subject to their obligations set forth in the Purchase Agreements, the Purchasers may, depending on market conditions and other factors, purchase additional securities of TLC or dispose of all or a portion of their investment in TLC.

            Pursuant to each of the Purchase Agreements, TLC agreed to
(a) take all actions necessary to ensure that one representative of each of the following groups is appointed to the Board of Directors of TLC (the "TLC Board"): (i) the Lee Purchasers and affiliates; (ii) the Bain Purchasers and affiliates; and (iii) the Centre Purchasers and affiliates; (b) use best efforts to cause each of the directors appointed in accordance with subsection (a) and the representative of THL Co. then currently serving on the TLC Board (or any successor nominees thereof) (collectively, the "Purchasers' Representatives") to be renominated and reelected when their initial and any subsequent term expires; and (c) use best efforts to cause the election of two nominees from the four Purchasers' Representatives to each of the executive, compensation and audit committees of the TLC Board, in each case except to the extent that the TLC Board determines in good faith, after consultation with outside counsel, that contrary action is required by their fiduciary duties under applicable law. The number of Purchasers' Representatives that TLC is obligated to use best efforts to be renominated and/or reelected shall be permanently decreased should any group hold less than the percentage of Preferred Stock (or if any such Preferred Stock have been converted and after making appropriate adjustment for any Restructuring (as defined in the Purchase Agreements), shares of Common Stock and shares of Common Stock issuable upon conversion of the Preferred Stock) specified in
Section 6.8 of the Purchase Agreements. Each of the Purchasers will designate the representatives who will sit on the executive, compensation and audit committees of the TLC Board based on a vote of a majority in interest of the Purchasers.

             Effective as of December 5, 1997, Anthony J. DiNovi was appointed to the TLC Board as the representative for the Lee Purchasers and their affiliates; Mark E. Nunnelly was appointed to the TLC Board as the representative for the Bain Purchasers and their affiliates; and Paul J. Zepf was appointed to the TLC Board as the representative for the Centre Purchasers and their affiliates.

            In the Purchase Agreements, each of the Purchasers covenanted with the Company that, without the consent of the Company, for a period continuing through August 26, 2002, such Purchaser will not, among other things, purchase or acquire, or offer, propose or agree to purchase or acquire, directly or indirectly, any of the Common Stock (other than by conversion of the Shares (as defined in the Purchase Agreements)), any option, warrant or other right to acquire, directly or indirectly, any Common Stock or any securities which are convertible into or are exchange able or exercisable for Common Stock, provided, however, that if at any time the percentage of the outstanding Common Stock owned by such Purchaser on a fully-diluted basis is less than the percentage of the outstanding Common Stock owned by such Purchaser on a fully-diluted basis on December 5, 1997 (the "Maximum Amount"), such Purchaser may purchase additional shares of Common Stock up to the Maximum Amount. In addition, no Purchaser shall, without the Company's consent, sell, transfer, effect a short sale of, grant any option for the purchase of, or loan any Shares or Common Stock for a period of 18 months from the date of issuance of the Shares, except to an affiliate or another Purchaser or an affiliate thereof; provided this restriction will cease to apply upon a mandatory conversion of the Shares into Common Stock pursuant to the Restated Certificate of Incorporation of the Company, and provided further that each Purchaser may sell its Shares or Common Stock in any tender offer or exchange offer made for any securities of the Company.

            Further, the Purchasers covenanted that they will not solicit, or encourage any other person to solicit, proxies or become a participant or otherwise engage in any solicitation in opposition to a recommendation of a majority of the directors of the Company with respect to any matter; initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company; except as results from the Purchase Agreements or arrangements among the Purchasers, directly or indirectly participate in or encourage the formation of any group owning or seeking to acquire beneficial ownership of securities of the Company or affect control of the Company; or, except as results from the Purchase Agreements or arrangements among the Purchasers, otherwise act, directly or indirectly, to seek to control or influence in any manner the management, business, operations, board of directors, policies or affairs of the Company, or propose or seek to effect any form of business combination transaction with the Company or any affiliate thereof or any restructuring, recapitalization or similar transaction with respect to the Company.

            Except as discussed above, the Reporting Persons have no current plans or proposals which relate to or would result in any of the following:

            (a) the acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

            (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the issuer or any of its subsidiaries;

            (c) a sale or transfer of a material amount of assets of the issuer or of any of its subsidiaries;

            (d) any change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

            (e) any material change in the present capitalization or divi dend policy of the issuer;

            (f) any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

            (g) changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisi tion of control of the issuer by any person;

            (h) causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

            (i) a class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

            (j) any action similar to any of those enumerated above.


            ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) - (b)

            As of the date hereof, each share of Preferred Stock issued and outstanding is convertible into twenty shares of Common Stock.

LEE REPORTING PERSONS

            As of the date hereof, by virtue of its beneficial ownership of 392,342 shares of Preferred Stock, Equity Fund III beneficially owns 7,846,840 shares of Common Stock. Such 392,342 shares of Preferred Stock (assuming the conversion of all such 392,342 shares of Preferred Stock into Common Stock) represent approximately 14.0% of the total number of shares of Common Stock issued and outstanding as of November 11, 1997 (the "Outstanding Shares") (plus the 7,846,840 shares of Common Stock held by Equity Fund III upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in TLC's Quarterly Report on Form 10-Q for the quarter ended October 4, 1997 (the "Quarterly Report"). Equity Fund III has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 24,277 shares of Preferred Stock, Foreign Fund III beneficially owns 485,540 shares of Common Stock. Such 24,277 shares of Preferred Stock (assuming the conversion of all such 24,277 shares of Preferred Stock into Common Stock) represent approximately 1.0% of the Outstanding Shares (plus the 485,540 shares of Common Stock held by Foreign Fund III upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. Foreign Fund III has shared voting and shared dispositive power with respect to such shares.

            Advisors III, as sole general partner of Equity Fund III and Foreign Fund III, and Trust III, as sole general partner of Advisors III, may be deemed to share voting and dispositive power with respect to 8,332,380 shares of Common Stock currently held by Equity Fund III and Foreign Fund III (assuming the conversion of all shares of Preferred Stock held by Equity Fund III and Foreign Fund III into Common Stock), which represents approximately 14.8% of the Outstanding Shares (plus the 8,332,380 shares of Common Stock held by Equity Fund III and Foreign Fund III upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by Equity Fund III or Foreign Fund III.

            As of the date hereof, by virtue of its beneficial ownership of 23,585 shares of Preferred Stock, THL-CCI beneficially owns 471,700 shares of Common Stock. Such 23,585 shares of Preferred Stock (assuming the conversion of all such 23,585 shares of Preferred Stock into Common Stock) represent approximately 1.0% of the total number of Outstanding Shares (plus the 471,700 shares of Common Stock held by THL-CCI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. THL-CCI has shared voting and shared dispositive power with respect to such shares.

            THL Investment, as sole general partner of THL-CCI, may be deemed to share voting and dispositive power with respect to 471,700 shares of Common Stock currently held by THL-CCI (assuming the conversion of all shares of Preferred Stock held by THL-CCI into Common Stock), which represents approximately 1.0% of the Outstanding Shares (plus the 471,700 shares of Common Stock held by THL-CCI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previ ously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by THL Investment shall not be construed as an admission that THL Investment is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by THL-CCI.

            See Schedule I for information regarding beneficial ownership of the Additional Lee Investors.

BAIN REPORTING PERSONS

            As of the date hereof, by virtue of its beneficial ownership of 29,847 shares of Preferred Stock, BCF-V beneficially owns 596,940 shares of Common Stock. Such 29,847 shares of Preferred Stock (assuming the conver sion of all such 29,847 shares of Preferred Stock into Common Stock) represent approximately 1.2% of the total number of Outstanding Shares (plus the 596,940 shares of Common Stock held by BCF-V upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. BCF-V has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 77,722 shares of Preferred Stock, BCF-V-B beneficially owns 1,554,440 shares of Common Stock. Such 77,722 shares of Preferred Stock (assuming the conversion of all such 77,722 shares of Preferred Stock) represent approximately 3.1% of the total number of Outstanding Shares (plus the 1,554,440 shares of Common Stock held by BCF-V-B upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. BCF-V-B has shared voting and shared dispositive power with respect to such shares.

            BCP, as the sole general partner of BCF-V and BCF-V-B and BCI, as the sole general partner of BCP, may be deemed to share voting and dispositive power with respect to 2,151,380 shares of Common Stock cur rently held by BCF-V and BCF-V-B (assuming the conversion of all shares of Preferred Stock held by BCF-V and BCF-V-B into Common Stock), which represents approximately 4.3% of the total number of Outstanding Shares (plus the 2,151,380 shares of Common Stock held by BCF-V and BCF-V-B upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by BCP and BCI shall not be construed as an admission that BCP or BCI is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by BCF-V or BCF-V-B.

            As of the date hereof, by virtue of its beneficial ownership of 37,986 shares of Preferred Stock, BCIP beneficially owns 759,720 shares of Common Stock. Such 37,986 shares of Preferred Stock (assuming the conversion of all such 37,986 shares of Preferred Stock into Common Stock) represent approximately 1.6% of the total number of Outstanding Shares (plus the 759,720 shares of Common Stock held by BCIP upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. BCIP has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 6,885 shares of Preferred Stock, BCIPT beneficially owns 137,700 shares of Common Stock. Such 6,885 shares of Preferred Stock (assuming the conversion of all such 6,885 shares of Preferred Stock into Common Stock) represent approximately 0.3% of the total number of Outstanding Shares (plus the 137,700 shares of Common Stock held by BCIPT upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. BCIPT has shared voting and shared dispositive power with respect to such shares.

            Mr. Romney may be deemed to share voting and dispositive power with respect to (i) 2,151,380 shares of Common Stock currently held by BCF- V and BCF-V-B (assuming the conversion of all shares of Preferred Stock held by BCF-V and BCF-V-B into Common Stock) in his capacity as sole stockholder of BCI, (ii) 897,420 shares of Common Stock currently held by BCIP and BCIPT (assuming the conversion of all shares of Preferred Stock held by BCIP and BCIPT into Common Stock), in his capacity as a member of the Management Committee of BCIP and BCIPT, and
(iii) 365,840 shares of Common Stock currently held by Brookside Fund (assuming the conversion of all shares of Preferred Stock held by Brookside Fund into Common Stock) in his capacity as sole stockholder of Brookside Investors, which in the aggregate represent approximately 6.6% of the total number of Outstanding Shares (plus the 3,414,640 shares of Common Stock held by BCF-V, BCF-V-B, BCIP, BCIPT and Brookside Fund upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this
Schedule 13D by Mr. Romney shall not be construed as an admission that Mr. Romney is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by BCF- V, BCF-V-B, BCIP, BCIPT or Brookside Fund.

            Mr. Bekenstein, as a member of the Management Committee of BCIP and BCIPT, may be deemed to share voting and dispositive power with respect to 897,420 shares of Common Stock currently held by BCIP and BCIPT (assum ing the conversion of all shares of Preferred Stock held by BCIP and BCIPT into Common Stock), which represents approximately 1.8% of the total number of Outstanding Shares (plus the 897,420 shares of Common Stock held by BCIP and BCIPT upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by Mr. Bekenstein shall not be construed as an admission that Mr. Bekenstein is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by BCIP or BCIPT.

            As of the date hereof, by virtue of its beneficial ownership of 18,292 shares of Preferred Stock, Brookside Fund beneficially owns 365,840 shares of Common Stock. Such 18,292 shares of Preferred Stock (assuming the conversion of all such 18,292 shares of Preferred Stock into Common Stock) represent approximately 0.8% of the total number of Outstanding Shares (plus the 365,840 shares of Common Stock held by Brookside Fund upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. Brookside Fund has shared voting and shared dispositive power with respect to such shares.

            Brookside Partners, as the sole general partner of Brookside Fund, and Brookside Investors, as the sole general partner of Brookside Partners, may be deemed to share voting and dispositive power with respect to 365,840 shares of Common Stock currently held by Brookside Fund (assuming the conversion of all shares of Preferred Stock currently held by Brookside Fund into Common Stock), which represents approximately 0.8% of the total number of Outstanding Shares (plus the 365,840 shares of Common Stock held by Brookside Fund upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by Brookside Partners and Brookside Investors shall not be construed as an admission that Brookside Partners or Brookside Investors is, for the purpose of Section 13D of the Exchange Act, the beneficial owner of such shares held by Brookside Fund.

CENTRE REPORTING PERSONS

            As of the date hereof, by virtue of its beneficial ownership of 37,344 shares of Preferred Stock, CCI beneficially owns 746,880 shares of Common Stock. Such 37,344 shares of Preferred Stock (assuming the conversion of all such 37,344 shares of Preferred Stock into Common Stock) represent approximately 1.5% of the total number of Outstanding Shares (plus the 746,880 shares of Common Stock held by CCI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. CCI has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 12,152 shares of Preferred Stock, CCTI beneficially owns 243,040 shares of Common Stock. Such 12,152 shares of Preferred Stock (assuming the conversion of all such 12,152 shares of Preferred Stock into Common Stock) represent approximately 0.5% of the total number of Outstanding Shares
(plus the 243,040 shares of Common Stock held by CCTI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. CCTI has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 7,492 shares of Preferred Stock, CCOI beneficially owns 149,840 shares of Common Stock. Such 7,492 shares of Preferred Stock (assuming the conver sion of all such 7,492 shares of Preferred Stock into Common Stock) represent approximately 0.3% of the total number of Outstanding Shares (plus the 149,840 shares of Common Stock held by CCOI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. CCOI has shared voting and shared dispositive power with respect to such shares.

            CPLP, as sole general partner of CCI, CCTI and CCOI, may be deemed to share voting and dispositive power with respect to 1,139,760 shares of Common Stock currently held by CCI, CCTI and CCOI (assuming the conversion of all shares of Preferred Stock held by CCI, CCTI and CCOI into Common Stock), which represents approximately 2.3% of the Outstanding Shares (plus the 1,139,760 shares of Common Stock held by CCI, CCTI and CCOI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by CPLP shall not be construed as an admission that CPLP is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by CCI, CCTI or CCOI.

            Pursuant to a management agreement with CPLP, CPM may be deemed to share voting and dispositive power with respect to 1,139,760 shares of Common Stock currently held by CCI, CCTI and CCOI (assuming the conversion of all shares of Preferred Stock held by CCI, CCTI and CCOI into Common Stock), and pursuant to a management agreement with CPMP, CPM may be deemed to share voting and dispositive power with respect to 1,134,200 shares of Common Stock currently held by Florida Board (assuming the conversion of all shares of Preferred Stock held by Florida Board into Common Stock), which in the aggregate, represents approximately 4.5% of the Outstanding Shares (plus the 2,273,960 shares of Common Stock held by CCI, CCTI, CCOI and Florida Board upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by CPM shall not be construed as an admission that CPM is, for the purpose of Section 13D of the Exchange Act, the beneficial owner of such shares held by CCI, CCTI, CCOI and Florida Board.

            As of the date hereof, by virtue of its beneficial ownership of 56,710 shares of Preferred Stock, Florida Board beneficially owns 1,134,200 shares of Common Stock. Such 56,710 shares of Preferred Stock (assuming the conversion of all such 56,710 shares of Preferred Stock into Common Stock) represent approximately 2.3% of the total number of Outstanding Shares (plus the 1,134,200 shares of Common Stock held by Florida Board upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. Florida Board has shared voting and shared dispositive power with respect to such shares.

            As of the date hereof, by virtue of its beneficial ownership of 573 shares of Preferred Stock, CPMP beneficially owns 11,460 shares of Common Stock. In addition, as manager for certain funds of Florida Board, CPMP may be deemed to share voting and dispositive power with respect to 1,134,200 shares of Common Stock currently held by Florida Board (assuming the conversion of all shares of Preferred Stock held by Florida Board into Common Stock). Such 1,145,660 shares of Common Stock in the aggregate represent approximately 2.3% of the Outstanding Shares (plus the 1,145,660 shares of Common Stock held by CPMP and Florida Board upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this
Schedule 13D by CPMP shall not be construed as an admission that CPMP is, for the purpose of Section 13D of the Exchange Act, the beneficial owner of such shares held by Florida Board.

            As of the date hereof, by virtue of its beneficial ownership of 7,680 shares of Preferred Stock, CPC beneficially owns 153,600 shares of Common Stock. Such 7,680 shares of Preferred Stock (assuming the conversion of all such 7,680 shares of Preferred Stock into Common Stock) represent approximately 0.3% of the total number of Outstanding Shares (plus the 153,600 shares of Common Stock held by CPC upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. CPC has shared voting and shared dispositive power with respect to such shares.

            CPLLC, as sole general partner of CPMP, CPC and CPLP, may be deemed to share voting and dispositive power with respect to 2,439,020 shares of Common Stock currently held by CPMP, Florida Board, CPC, CCI, CCTI and CCOI (assuming the conversion of all shares of Preferred Stock held by CPMP, Florida Board, CPC, CCI, CCTI and CCOI into Common Stock), which represents approximately 4.8% of the Outstanding Shares (plus the 2,439,020 shares of Common Stock held by CPMP, Florida Board, CPC, CCI, CCTI and CCOI upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The filing of this Schedule 13D by CPLLC shall not be construed as an admission that CPLLC is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by CPMP, Florida Board, CPC, CCI, CCTI or CCOI.

            Since the Purchasers acted together to the extent described herein for the purpose of acquiring the Notes and the Preferred Stock, they may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Exchange Act, and as such, the group would be deemed to beneficially own all shares of Common Stock beneficially held, in the aggregate, by all group members. Consequently, the group may be deemed to benefi cially own an aggregate of 15,000,000 shares of Common Stock (assuming the conversion of all shares of Preferred Stock held by the Purchasers into Common Stock) representing approximately 23.8% of the Outstanding Shares (plus the 15,000,000 shares of Common Stock held by the Purchasers upon such conversion and assuming that no other shares of Preferred Stock held by others have been previously, or are simultaneously, converted to Common Stock), as reported in the Quarterly Report. The Reporting Persons expressly disclaim membership in a group, and each of the Lee Reporting Persons, Bain Reporting Persons and Centre Reporting Persons expressly disclaims, except to the extent otherwise specified herein, the shares of Common Stock held by the other Reporting Persons.

            The statements in this Schedule 13D shall not be construed as an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock other than those which such Reporting Person has disclosed herein as beneficially owned.

            (c) None of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any of their officers, directors or trustees, has effected any transactions in the Common Stock during the past 60 days except as described herein.

            (d) Not applicable.

            (e) Not applicable.


            ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATION SHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            The responses to Items 3, 4 and 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

            Pursuant to a Registration Rights Agreement dated as of August 26, 1997 (the "Registration Rights Agreement"), a copy of which is attached hereto as Exhibit D and is incorporated herein by reference, by and among TLC and the Purchasers, upon the written request of one or more holders of certain Registrable Securities (as defined in the Registration Rights Agreement) of TLC, TLC will, subject to the terms of the Registration Rights Agreement, use its best efforts to effect the registration of such securities under the Securities Act.

            Except for the agreements described in this Schedule 13D, to the best knowledge of the Reporting Persons, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of TLC, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

            ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit A:   Joint Filing Agreement dated as of
                         December 12, 1997 among the Reporting
                         Persons.

            Exhibit B-1: Securities Purchase Agreement dated as
                         of August 26, 1997 among the THL Purchasers and TLC, as amended as of September 16, 1997.

            Exhibit B-2: Securities Purchase Agreement dated as
                         of August 26, 1997 among the Bain
                         Purchasers and TLC, as amended as of
                         September 16, 1997.

            Exhibit B-3: Securities Purchase Agreement dated as
                         of August 26, 1997 among the Centre
                         Purchasers and TLC, as amended as of
                         September 16, 1997.

            Exhibit C:   Securities Purchase Agreement dated as
                         of August 26, 1997 among Tribune Company and the Purchasers.

            Exhibit D:   Registration Rights Agreement dated as
                         of August 26, 1997 among THL and the
                         Purchasers.

            Exhibit E:   Power of Attorney dated December 12,
                         1997 granted by the Lee Reporting Persons in favor of Scott M. Sperling and Anthony
                         J. DiNovi.



                   SIGNATURES FOR LEE REPORTING PERSONS

            After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement is true, complete and correct.

                                    THOMAS H. LEE EQUITY FUND III, L.P.

                                    By:   THL Equity Advisors III Limited
                                          Partnership, its General Partner

                                    By:   THL Equity Trust III, its General
                                          Partner


Date:  December 12, 1997            By:/s/ Anthony J. DiNovi
                                       ---------------------------
                                       Name:  Anthony J. DiNovi
                                       Title: Vice President


                                    THOMAS H. LEE FOREIGN FUND III, L.P.

                                    By:   THL Equity Advisors III Limited
                                          Partnership, its General Partner

                                    By:   THL Equity Trust III, its General
                                          Partner


Date:  December 12, 1997            By:/s/ Anthony J. DiNovi
                                       ---------------------------
                                       Name:  Anthony J. DiNovi
                                       Title: Vice President


                                    THL EQUITY ADVISORS III LIMITED PARTNERSHIP

                                    By:   THL Equity Trust III, its General
                                          Partner

Date:  December 12, 1997            By:/s/ Anthony J. DiNovi
                                       ---------------------------
                                       Name:  Anthony J. DiNovi
                                       Title: Vice President


                                    THL EQUITY TRUST III


Date:  December 12, 1997            By:/s/ Anthony J. DiNovi
                                       ----------------------------
                                       Name:  Anthony J. DiNovi
                                       Title: Vice President


                                    THL-CCI LIMITED PARTNERSHIP

                                    By:   THL Investment Management Corp.,
                                          its General Partner

Date:  December 12, 1997            By:/s/ Wendy Masler
                                       ----------------------------
                                       Name:  Wendy Masler
                                       Title: Vice President


                                    THL INVESTMENT MANAGEMENT CORP.


Date:  December 12, 1997            By:/s/ Wendy Masler
                                       ---------------------------
                                       Name:  Wendy Masler
                                       Title: Vice President



Date: December 12, 1997             /s/ David V. Harkins
                                    -----------------------------
                                    David V. Harkins


                                    THE 1995 HARKINS GIFT TRUST


Date: December 12, 1997             By:/s/ Sheryll Harkins
                                       ----------------------------
                                       Name:  Sheryll Harkins
                                       Title: Trustee


                                    MEETINGHOUSE FOUNDATION, INC.


                                    By:  PNC Bank, New England, as Trustee

Date: December 12, 1997             By: /s/ Peter K. Van Winkle
                                       _________________________________
                                       Name:  /s/ Peter K. Van Winkle
                                       Title: Chief Inv. Officer and SVP


Date: December 12, 1997             /s/ Scott A. Schoen
                                    -------------------------------------
                                    Scott A. Schoen


Date: December 12, 1997             /s/ C. Hunter Boll
                                    ------------------------------------
                                    C. Hunter Boll


Date: December 12, 1997             /s/ Scott M. Sperling
                                   -------------------------------------
                                    Scott M. Sperling


Date: December 12, 1997             /s/ Anthony J. DiNovi
                                    -------------------------------------
                                    Anthony J. DiNovi


Date: December 12, 1997             /s/ Thomas M. Hagerty
                                    -------------------------------------
                                    Thomas M. Hagerty


Date: December 12, 1997             /s/ Warren C. Smith, Jr.
                                    -------------------------------------
                                    Warren C. Smith, Jr.


Date: December 12, 1997             /s/ Seth W. Lawry
                                    -------------------------------------
                                    Seth W. Lawry


Date: December 12, 1997             /s/ Joseph J. Incandela
                                    ------------------------------------
                                    Joseph J. Incandela


Date: December 12, 1997             /s/ Kent R. Weldon
                                    ------------------------------------
                                    Kent R. Weldon


Date: December 12, 1997             /s/ Terrence M. Mullen
                                    ------------------------------------
                                    Terrence M. Mullen


Date: December 12, 1997             /s/ Todd M. Abbrecht
                                    -----------------------------------
                                    Todd M. Abbrecht


Date: December 12, 1997             /s/ Wendy L. Masler
                                    -----------------------------------
                                    Wendy L. Masler


Date: December 12, 1997             /s/ Andrew D. Flaster
                                    -----------------------------------
                                    Andrew D. Flaster


                                    RESOURCES TRUST CO. FBO ANDREW D. FLASTER


Date: December 12, 1997             By: /s/ Andrew D. Flaster
                                       _________________________________
                                       Name:  Andrew D. Flaster
                                       Title:


                                    FIRST TRUST CO. FBO KRISTINA A. WATTS


Date: December 12, 1997             By: /s/ Patricia Kenny
                                       _______________________________
                                       Name:  Patricia Kenny
                                       Title: SR. Investment Admin. Analyst


Date: December 12, 1997             /s/ Andrew T. Mulderry
                                    -----------------------------------
                                    Andrew T. Mulderry



Date: December 12, 1997             /s/ George R. Taylor
                                    -----------------------------------
                                    George R. Taylor


Date: December 12, 1997             /s/ Charles W. Robins
                                    -----------------------------------
                                    Charles W. Robins


Date: December 12, 1997             /s/ James Westra
                                    -----------------------------------
                                    James Westra


Date: December 12, 1997             /s/ Charles A. Brizius
                                    ----------------------------------
                                    Charles A. Brizius


Date: December 12, 1997             /s/ Jeffrey B. Kovach
                                    ----------------------------------
                                    Jeffrey B. Kovach


Date: December 12, 1997             /s/ Anjan Mukherjee
                                    ----------------------------------
                                    Anjan Mukherjee


Date: December 12, 1997             /s/ Charles S. Woo
                                    ----------------------------------
                                    Charles S. Woo




                   SIGNATURES FOR BAIN REPORTING PERSONS

      After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement is true, complete and correct.


                                    BAIN CAPITAL FUND V, L.P.

                                    By:   Bain Capital Partners V, L.P.,
                                          as General Partner

                                    By:   Bain Capital Investors V, Inc.,
                                          as General Partner


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BAIN CAPITAL FUND V-B, L.P.

                                    By:   Bain Capital Partners V, L.P.,
                                          as General Partner

                                    By:   Bain Capital Investors V, Inc.,
                                          as General Partner


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BAIN CAPITAL PARTNERS V, L.P.

                                    By:  Bain Capital Investors V, Inc.,
                                          as General Partner

Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BAIN CAPITAL INVESTORS V, INC.


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BCIP ASSOCIATES, L.P.

Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BCIP TRUST ASSOCIATES, L.P.


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


Date:  December 12, 1997            /s/ W. Mitt Romney
                                    ------------------
                                    W. Mitt Romney


Date:  December 12, 1997            /s/ Joshua Bekenstein
                                    ---------------------
                                    Joshua Bekenstein


                                    BROOKSIDE CAPITAL PARTNERS FUND, L.P.


                                    By: Brookside Capital Partners, L.P., as
                                        General Partner

                                    By:  Brookside Capital Investors, Inc.,
                                          as General Partner


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BROOKSIDE CAPITAL PARTNERS, L.P.


                                    By:  Brookside Capital Investors, Inc., as
                                         General Partner


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director


                                    BROOKSIDE CAPITAL INVESTORS, INC.


Date:  December 12, 1997            By:/s/ Mark E. Nunnelly
                                       --------------------
                                       Name:   Mark E. Nunnelly
                                       Title:  Managing Director



                  SIGNATURES FOR CENTRE REPORTING PERSONS

      After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each such person certifies that the information set forth in this statement is true, complete and correct.



                                    CENTRE CAPITAL INVESTORS II, L.P.
                                    CENTRE CAPITAL TAX-EXEMPT
                                       INVESTORS II, L.P.
                                    CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                                    By:   Centre Partners II, L.P.,
                                          as General Partner

                                    By:   Centre Partners Management LLC,
                                          as Attorney-in-fact


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director


                                    STATE BOARD OF ADMINISTRATION OF FLORIDA

                                    By:   Centre Parallel Management Partners,
                                          L.P., as Manager

                                    By:   Centre Partners Management LLC,
                                          as Attorney-in-fact


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director


                                    CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.
                                    CENTRE PARTNERS COINVESTMENT, L.P.

                                    By:   Centre Partners II LLC,
                                          as General Partner


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director


                                    CENTRE PARTNERS II, L.P.


                                    By:  Centre Partners Management LLC,
                                         as Attorney-in-fact


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director


                                    CENTRE PARTNERS II LLC


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director


                                    CENTRE PARTNERS MANAGEMENT LLC


Date:  December 12, 1997            By:/s/ Jonathan H. Kagan
                                       ---------------------
                                       Name:   Jonathan H. Kagan
                                       Title:  Managing Director




                                 SCHEDULE I



                                          Number of             Number of
                                          Shares of             Shares of        % of
                                          Preferred Stock       Common Stock     Common
                                          Beneficially          Beneficially     Stock
Name of Additional Lee Investor           Owned (1)             Owned (1)(2)     (3)
-------------------------------           ---------------       ------------     ---

David V. Harkins                          3,256 (4)             65,120 (5)       0.1%
The 1995 Harkins Gift Trust                 326                  6,520           0.01
Meetinghouse Foundation, Inc. (6)         1,017                 20,340           0.04
Scott A. Schoen                           1,954                 39,080           0.08
C. Hunter Boll                            1,954                 39,080           0.08
Scott M. Sperling                         1,628                 32,560           0.07
Anthony J. DiNovi                         1,628                 32,560           0.07
Thomas H. Hagerty                         1,628                 32,560           0.07
Warren C. Smith, Jr.                      1,628                 32,560           0.07
Seth W. Lawry                               488                  9,760           0.02
Joseph J. Incandela                         407                  8,140           0.02
Kent R. Weldon                              244                  4,880           0.01
Terrence M. Mullen                          122                  2,440           0.01
Todd M. Abbrecht                            122                  2,440           0.01
Wendy L. Masler                             122                  2,440           0.01
Andrew D. Flaster                           122 (7)              2,440 (8)       0.01
Resources Trust Co. FBO Andrew               61                  1,220           0.003
D. Flaster (9)
First Trust Co. FBO Kristina A.             122                  2,440           0.01
Watts (9)
Andrew T. Mulderry                           61                  1,220           0.003
George R. Taylor                             61                  1,220           0.003
Charles W. Robins                           122                  2,440           0.01
James Westra                                122                  2,440           0.01
Charles A. Brizius                          122                  2,440           0.01
Jeffrey B. Kovach                            61                  1,220           0.003
Anjan Mukherjee                              61                  1,220           0.003
Charles S. Woo                               61                  1,220           0.003


------------------
1 Unless otherwise indicated, each Additional Lee Investor has sole voting and sole dispositive power with respect to such shares.

2 Assumes the conversion of each issued and outstanding share of Pre ferred Stock into twenty shares of Common Stock.

3 Based on total number of shares of Common Stock issued and outstanding as of November 11, 1997, as reported in the Quarterly Report, plus the shares of Common Stock held by such Additional Lee Investor upon conversion and assuming that no other shares of Preferred Stock held by others (including the other Additional Lee Investors) have been previously, or are simultaneously, converted to Common Stock.

4 Includes 326 shares of Preferred Stock held by The 1995 Harkins Gift Trust. Mr. Harkins may be deemed to share voting and dispositive power with respect to such shares. The filing of this
      Schedule 13D by Mr. Harkins shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the benefi cial owner of such shares held by The 1995 Harkins Gift Trust.

5 Includes 6,520 shares of Common Stock held by The 1995 Harkins Gift Trust (assuming the conversion of all shares of Preferred Stock held by The 1995 Harkins Gift Trust into Common Stock). Mr. Harkins may be deemed to share voting and dispositive power with respect to such shares. The filing of this Schedule 13D by Mr. Harkins shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares held by The 1995 Harkins Gift Trust.

6 The address for MeetingHouse Foundation, Inc., a non-profit family foundation, is c/o Peter K. Van Winkle, PNC Bank, New England, 125 High Street, Boston, Massachusetts 02110.

7 Includes 61 shares of Preferred Stock held by Resources Trust Co. FBO Andrew D. Flaster. Mr. Flaster shares voting and dispositive power with respect to such shares.

8 Includes 1,220 shares of Common Stock held by Resources Trust Co. FBO Andrew D. Flaster (assuming the conversion of all shares of Preferred Stock held by Resources Trust Co. FBO Andrew D. Flaster into Common Stock). Mr. Flaster shares voting and dispositive power with respect to such shares.

9     An IRA account.



                              SCHEDULE II-A


THL Equity Trust III

            Each of the following officers and trustees of THL Equity Trust III is a United States citizen and is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

Officers:
      Chairman                Thomas H. Lee
                              1 Old Farm Road, Lincoln, MA 01773

      President               David V. Harkins
                              8 Corn Point Road, Marblehead, MA  01945

      Vice Presidents         C. Hunter Boll
                              45 Fletcher Street, Winchester, MA  01890

                              Thomas R. Shepherd
                              172 Harvard Road, Stow, MA 01775

                              Anthony J. DiNovi
                              167 Commonwealth Avenue, #9, Boston, MA  02116

                              Thomas M. Hagerty
                              256 Beacon Street, Apt. #4, Boston, MA  02116

                              Joseph J. Incandela
                              139 Abbott Road, Wellesley Hills, MA  02181

                              Scott A. Schoen
                              65 Laurel Road, Weston, MA 02193

                              Warren C. Smith, Jr.
                              38 Coolidge Lane, Dedham, MA 02026

                              Scott M. Sperling
                              4 Moore Road, Wayland, MA 01778

                              Seth W. Lawry
                              330 Dartmouth Street, Apt. #7S, Boston, MA 02116

      Treasurer               Wendy L. Masler
                              11 Waverly Street, #3, Brookline, MA  02115

      Asst. Treasurer         Andrew D. Flaster
                              69 Wilshire Park, Needham, MA 02192

      Clerk                   Wendy L. Masler
                              11 Waverly Street, #3, Brookline, MA  02115

      Asst. Clerks            Charles W. Robins, Esq.
                              50 Lehigh Road, Wellesley, MA 02181

                              Jeffrey S. Wieand, Esq.
                              1695 Lowell Road, Concord, MA 01742

Trustees:
      Thomas H. Lee            1 Old Farm Road, Lincoln, MA  01773
      David V. Harkins         8 Corn Point Road, Marblehead, MA  01945
      C. Hunter Boll           45 Fletcher Street, Winchester, MA  01890
      Thomas R. Shepherd       172 Harvard Road, Stow, MA  01775
      Anthony J. DiNovi        167 Commonwealth Avenue, #9, Boston, MA 02116
      Thomas M. Hagerty        256 Beacon Street, Apt. #4, Boston, MA 02116
      Warren C. Smith, Jr.     38 Coolidge Lane, Dedham, MA  02026
      Scott M. Sperling        4 Moore Road, Wayland, MA  01778

THL Investment Management Corp.

            Each of the following officers and directors of the THL Invest ment Management Corp. is a United States citizen and is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

Officers:
      Chief Executive         Thomas H. Lee
      Officer and             1 Old Farm Road, Lincoln, MA  01773
      Chairman
      of the Board

      President               David V. Harkins
                              8 Corn Point Road, Marblehead, MA  01945

      Vice Presidents         C. Hunter Boll
                              45 Fletcher Street, Winchester, MA  01890

                              Anthony J. DiNovi
                              167 Commonwealth Avenue, #9, Boston, MA  02116

                              Thomas M. Hagerty
                              256 Beacon Street, Apt. #4, Boston, MA  02116

                              Joseph J. Incandela
                              139 Abbott Road, Wellesley Hills, MA  02181

                              Wendy L. Masler
                              11 Waverly Street, #3, Brookline, MA  02115

                              Scott A. Schoen
                              65 Laurel Road, Weston, MA 02193

                              Thomas R. Shepherd
                              172 Harvard Road, Stow, MA 01755

                              Warren C. Smith, Jr.
                              38 Coolidge Lane, Dedham, MA 02026

                              Scott M. Sperling
                              4 Moore Road, Wayland, MA 01778

                              Seth W. Lawry
                              330 Dartmouth Street, Apt. #7S, Boston, MA  02116

                              Kent R. Weldon
                              134 West Newton Street, Boston, MA  02118

      Treasurer               Wendy L. Masler
                              11 Waverly Street, #3, Brookline, MA  02115

      Asst. Treasurer         Andrew D. Flaster
                              69 Wilshire Park, Needham, MA 02192

      Clerk                   Wendy L. Masler
                              11 Waverly Street, #3, Brookline, MA  02115

      Asst. Clerks            Jeffrey S. Wieand
                              1695 Lowell Road, Concord, MA 01742

                              Charles W. Robins
                              50 Lehigh Road, Wellesley, MA 02181

                              James Westra
                              5 Stage Hill Road, Wenham, MA 01984

Director:
      Thomas H. Lee           1 Old Farm Road, Lincoln, MA  01773



                              SCHEDULE II-B


Bain Capital Investors V, Inc. and Brookside Capital Investors, Inc.

      Each of the following officers and managing directors of Bain Capital Investors V, Inc. and Brookside Capital Investors, Inc., is a United
States citizen and is employed by Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.

Officers:

      President and CEO                               W. Mitt Romney

      Treasurer                                       Joshua Bekenstein

      Secretary                                       Stephen D. Pagliuca


Managing Directors:

      W. Mitt Ronney
      Joshua Bekenstein
      Stephen D. Pagliuca
      Edward Conard
      David Dominik
      Paul B. Edgerley
      Robert C. Gay
      Adam Kirsch
      Ronald P. Mika
      Mark E. Nunnelly
      Geoffrey S. Rehnert
      Robert F. White
      Marc C. Wolpow


BCIP Associates, L.P. and BCIP Trust Associates, L.P.

      Each of the following general partners of BCIP Associates, L.P. and BCIP Trust Associates, L.P. is a United States citizen and is employed by Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116:
Prescott Ashe, Charles A. Ballard, Andrew Balson, Steven Barnes, Joshua Bekenstein, Carson Biederman, Roy Edgar Brakeman, III, Sherwin Chen, Edward Conard, John P. Connaughton, Todd Cook, Christine P. Daly, David Dominik,
Paul B. Edgerley, Domenic Ferrante, E. Blair Ford, Jacques Garibaldi,
Robert C. Gay, Nathan Gilliland, Jonathan Goodman, Marshall Haines, Igor
Ioppe, Yoo Jin Kim, Adam Kirsch, Michael Krupka, Jonathan Lavine, Matthew
Levin, Susan Lock, Ian Loring, Phil Loughlin, John W. Maki, Michele D. May, Sarma Melngailis, Ronald P. Mika, Jacob Mizrahi, Thomas W. Morgan, Kristin
W. Mugford, Brian Murphy, Mark Nunnelly, Jack O'Malley, Stephen G.
Pagliuca, William Pappendick, Dwight Poler, Joseph Pretlow, Geoffrey S.
Rehnert, Ian Reynolds, Tchad Clark Robinson, W. Mitt Romney, Douglas J.
Rudisch, Ashish Rughwani, Neil Simpkins, Paul Spinale, Ann Marie Viglione, Robert F. White, Marc B. Wolpow, Eric Baker, Ted Berk, Chris Gordon, Jordan Hitch, Benjamin Hochberg, Neil Houghton, Ryan Kim, Todd Miranowski, Andrew Raab, Eric Ragatz, Laura Shen, Daniel Shih, Joahn Touissant and Steven Zide.



                              Schedule II-C


Centre Partners Management LLC and Centre Partners II LLC

      Each of the following officers of Centre Partners Management LLC and Centre Partners II LLC is a United States citizen and is employed by Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New
York 10020.

Officers:

      Managing Directors                  Lester Pollack
                                          Jonathan H. Kagan
                                          Bruce G. Pollack
                                          David B. Golub